Exhibit 99.1

FOR IMMEDIATE RELEASE	Media contact:
Kristopher Galvin

TULLY’S COFFEE RELEASES FISCAL YEAR 2007

FINANCIAL RESULTS

Comparable Store Sales Increase 7.2 percent in the Fourth Quarter and 3.9 percent for the Year. Wholesale sales increase 58.5 percent

Seattle, Wash. – July 13, 2007 – Tully’s Coffee Corporation (Tully’s) announced revenues and operating results for its 2007 fiscal year, which ended April 1, 2007 (fiscal 2007). Product sales for fiscal 2007 reached $60,241,000, a 17.2 percent increase from prior fiscal year ended April 2, 2006 (fiscal 2006).

Tully’s retail comparable store sales increased 3.9 percent for the year compared to last year, reflecting comparable store sales increases in the last three fiscal quarters of fiscal 2007. At April 1, 2007, there were 128 U.S. Tully’s stores (90 company-operated and 38 franchised) as compared to 111 stores a year earlier.

“We are focused on having the best barista bar in the business and furnishing a genuine community coffeehouse experience,” said John Buller, Tully’s president and chief executive officer. “We believe that our products, service and store environments are appreciated by our customers, leading to three consecutive quarterly increases in our comparable store sales, including a 7.2 percent increase in the fourth quarter of fiscal 2007.”

In fiscal 2007, Tully’s wholesale division sales rose $7,714,000 to $20,901,000, a 58.5 percent increase from last year. Tully’s wholesale sales growth reflects increased sales of coffee (including Tully’s K-Cup single serve products) and the introduction of the Tully’s Bellaccino bottled coffee beverage line.

Tully’s also announced that it had expanded its credit facility with Benaroya Capital Company to provide up to $10 million of interim financing. Additionally, Tully’s continues to pursue its proposed underwritten public offering of common stock.

Additional information about Tully’s fiscal 2007 results is contained in its Annual Report on Form 10-K that was filed with the U.S. Securities and Exchange Commission today.

About Tully’s Coffee Corporation

Tully’s Coffee Corporation is a fully handcrafted coffee roaster and a leading specialty coffee retailer and wholesaler. Through company-operated and franchised specialty retail stores in Washington, Oregon, California, Idaho and Arizona and its global alliance partner in Japan, Tully’s premium coffees are available at more than 400 branded locations. Tully’s wholesale division also distributes handcrafted coffees and related products via office coffee services, food service distributors, and thousands of leading supermarkets located primarily in the western half of the United States. Tully’s corporate headquarters and roasting plant are located at 3100 Airport Way S. in Seattle, Wash. For more information: (800) 96-Tully or www.tullys.com.

Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are necessarily subject to risks and uncertainties that could cause actual results to vary from stated expectations and such variations could be material and adverse. Factors that could result in such variations include, but are not limited to, the inherent unreliability of earnings and revenue growth predictions due to numerous factors, including many beyond the Company’s control; potential difficulties, delays and unanticipated expenses inherent in the development and marketing of new products and services; competitive factors; and the numerous risks and potential additional costs, disruptions and delays associated with the establishment of new business initiatives. Additional information concerning these and other factors that could cause actual results to differ materially from the Company’s current expectations is contained in Tully’s Annual Report on included in Tully’s Annual Report on Form 10-K for the fiscal year ended April 1, 2007.

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